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                      CERTIFICATE OF DESIGNATION
                                  OF
              CLASS A, CLASS B AND CLASS Y COMMON SHARES
                                  OF
                               SERIES A
                                AND OF
                  CLASS A AND CLASS B COMMON SHARES
                                  OF
                               SERIES B
                                  OF
                        PIPER GLOBAL FUNDS, INC.


     The undersigned duly elected Secretary of Piper Global Funds, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Corporation on November 15, 1996:

          WHEREAS, the total authorized number of shares of the Corporation is one hundred billion, all of which shares are common shares, par value $.01 per share, as set forth in the Corporation's Restated Articles of Incorporation (the "Articles");

          WHEREAS, two billion of such shares have been designated in the Articles as Series A Common Shares and two billion have been designated as Series B Common Shares.

          WHEREAS, pursuant to Article 5 of the Articles, the Board of Directors may classify and reclassify any remaining unissued common shares into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

          NOW, THEREFORE, BE IT RESOLVED, that of the two billion shares designated in the Articles as Series A Common Shares, 800 million are hereby designated as Series A, Class A Common Shares, 400 million are hereby designated as Series A, Class B Common Shares, 200 million are hereby designated as Series A, Class Y Common Shares, the remaining 600 million Series A Common Shares shall remain undesignated as to class, and the Series A Common Shares which are outstanding on the date hereof are hereby redesignated as Series A, Class A Common Shares.

          FURTHER RESOLVED, that of the two billion shares designated in the Articles as Series B Common Shares, 800 million are hereby designated as

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     Series B, Class A Common Shares, 400 million are hereby designated as
     Series B, Class B Common Shares, the remaining 800 million Series B Common Shares shall remain undesignated as to class, and the Series B Common Shares which are outstanding on the date hereof are hereby redesignated as Series B, Class A Common Shares.

          FURTHER RESOLVED, that each class of Common Shares designated by these resolutions may be subject to such charges and expenses (including, by way of example but not by way of limitation, such front-end and deferred sales charges as may be permitted under the Investment Company Act of 1940 (the "1940 Act") and the rules of the National Association of Securities Dealers, Inc., and expenses under Rule 12b-1 plans, administration plans, service plans or other plans or arrangements, however designated) adopted from time to time by the Board of Directors of the Corporation in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ from those applicable to another class, and all of the charges and expenses to which a class is subject shall be borne by such class and shall be appropriately reflected in determining the net asset value and the amounts payable with respect to dividends and distributions on, and redemptions or liquidation of, such class.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of the Corporation this 29th day of January 1997.

                                       /s/ Susan S. Miley
                                      ---------------------------------------
                                      Susan S. Miley, Secretary